EXHIBIT 5
OPINION OF VORYS, SATER, SEYMOUR AND PEASE LLP
March 8, 2007
Board of Directors
Bob Evans Farms, Inc.
3776 South High Street
Columbus, OH 43219
Ladies and Gentlemen:
We have acted as counsel to Bob Evans Farms, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof in order to register 4,000,000 shares of common stock, $.01 par value per share (the “Common Stock”), for issuance pursuant to awards to be granted under Bob Evans Farms, Inc. 2006 Equity and Cash Incentive Plan (the “Plan”).
We have reviewed such documents, records and matters of law as we have deemed necessary for purposes of this opinion letter. In our review, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. We have also assumed that the agreements that accompany each award under the Plan will be consistent with the terms of the Plan and will not expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Further, we have assumed the accuracy of all information provided to us by the Company, orally or in writing, during the course of our investigations.
Based on such review, it is our opinion that, when issued and sold (and consideration received therefor) in the manner described in, and pursuant to, the provisions of the Plan and the agreement that accompanies each award under the Plan, and in accordance with, and subject to the effectiveness of, the Registration Statement, the Common Stock will be legally and validly issued, fully-paid and non-assessable.
This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the Common Stock issuable under the Plan.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP